EXHIBIT 99.1




HOME PROPERTIES COMPLETES
CONVERTIBLE PREFERRED EQUITY PLACEMENT

For Immediate Release:
Tuesday, June 20, 2000
Rochester, New York/ PR Newswire/ -- Home Properties (NYSE:HME) has completed the sale of the final $20 million piece of its Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") through a private transaction with affiliates of AEW Capital Management ("AEW") and the Pacific Life Insurance Company ("Pacific Life").
The Series C Preferred Stock has been assigned a rating of 'BBB-' (Triple-B Minus) by Fitch and carries an annual dividend rate equal to the greater of 8.75% or the actual dividend paid on the number of the Company's common shares into which the Series C Preferred Stock is convertible. The Series C Preferred Stock has a conversion price of $30.25 per share and can be redeemed at the Company's option after five years. The Company also issued 80,000 additional warrants to purchase common shares at a price of $30.25 per share, expiring in five years. Proceeds will be used to fund potential acquisitions and property upgrades. Prudential Real Estate Investors acted as the lead investor in negotiating this transaction on behalf of AEW and Pacific Life, and Mercury Partners LLC acted as financial advisor to Home Properties.
According to Amy L. Tait, Executive Vice President of Home Properties, "We are grateful to the several significant institutions that have recently made equity investments in our Company. This closing brings the total amount raised through the sale of convertible preferred stock to $85 million over the past month. With these proceeds, we have fully repaid our unsecured line of credit, reduced our leverage to only 39% of our total market capitalization, and accumulated approximately $40 million in cash on hand for future investment.
We have now satisfied our equity needs for the foreseeable future."
Robert G. Gifford, Managing Director of AEW Capital Management and Senior Portfolio Manager for the AEW Targeted Securities Funds, said, "We are pleased to join distinguished investors such as Prudential Real Estate Investors, Teachers Insurance and Annuity Association, and Pacific Life in this Series C Preferred Stock. We look forward to being an investor in Home Properties, which has consistently created shareholder value through the disciplined acquisition, renovation, and management of apartment communities. We anticipate continued strong performance from the Company's very experienced management team."
AEW Capital Management serves as investment advisor to institutional and private investors, including some of the nation's largest corporate, public, and union pension funds, university endowments, and governmental entities. The firm focuses on strategic investment in property and portfolios, high-yield equity investing, and real estate securities portfolios (REITs, CMBS, and private placements). On behalf of its clients, the firm currently manages approximately $5.9 billion of capital, which is invested in $9.7 billion of real estate nationwide.
Pacific Life, founded in 1868, provides life and health insurance products, individual annuities, and group employee benefits. It also offers individuals, businesses, and pension plans a variety of investment products and services. Over the past five years, the Company has grown from the 25th to the 16th largest life insurance company in the nation. The Pacific Life family of companies manages more than $315 billion in assets, making it one of the largest financial institutions in America. It currently counts 67 of the 100 largest U.S. companies as clients. Additional information about Pacific Life can be obtained at its web site, www.PacificLife.com.
Home Properties, the 11th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 297 communities containing 47,155 apartment units. Of these, 36,331 units in 135 communities are owned directly by the Company, 7,690 units are partially owned and managed by the Company as general partner, and 3,134 units are managed for other owners. The Company also manages 1.7 million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR." For more information, please visit Home Properties' new Web site at www.homeproperties.com.
*****
For further information:
Amy L. Tait, Executive Vice President, 716-246-4108
David Gardner, Chief Financial Officer, 716-246-4113
Home Properties of New York, Inc.